Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS OF INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Integral Systems, Inc.:

We have audited the accompanying consolidated balance sheet of Integral Systems, Inc. and subsidiaries as of September 24, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integral Systems, Inc. and subsidiaries as of September 24, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Integral Systems, Inc.’s internal control over financial reporting as of September 24, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated December 8, 2010 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Baltimore, Maryland
December 8, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Integral Systems, Inc.:

We have audited Integral Systems, Inc.’s internal control over financial reporting as of September 24, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Integral Systems, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting (Item 9Ab). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness related to a lack of sufficient qualified accounting resources has been identified and included in management’s assessment. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Integral Systems, Inc. and subsidiaries as of September 24, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2010 consolidated financial statements, and this report does not affect our report dated December 8, 2010, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, because of the effect of the aforementioned material weakness on the achievement of the objectives of the control criteria, Integral Systems, Inc. has not maintained effective internal control over financial reporting as of September 24, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Integral Systems, Inc. acquired CVG, Incorporated and its subsidiary, Avtec Systems, Inc. (“the Acquisition”), during the year ended September 24, 2010, and management excluded from its assessment of the effectiveness of Integral Systems, Inc.’s internal control over financial reporting as of September 24, 2010, the Acquisition’s internal control over financial reporting associated with total assets of $7.6 million and total revenues of $13.4 million included in the consolidated financial statements of Integral Systems, Inc. and subsidiaries as of and for the year ended September 24, 2010. Our audit of internal control over financial reporting of Integral Systems, Inc. also excluded an evaluation of the internal control over financial reporting for the Acquisition.

/s/ KPMG LLP

Baltimore, Maryland
December 8, 2010

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Integral Systems, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Integral Systems, Inc. and subsidiaries as of September 25, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended September 25, 2009 and September 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integral Systems, Inc. and subsidiaries at September 25, 2009, and the consolidated results of their operations and their cash flows for the years ended September 25, 2009 and September 30, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia
December 9, 2009,
except for Note 14, as to which the date is
December 8, 2010

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 24, 2010	September 25, 2009
Assets
Current assets:
Cash and cash equivalents	$2,625	$5,698
Accounts receivable, net of allowance for doubtful accounts of $106 at September 24, 2010 and $1,063 at September 25, 2009	27,973	27,016
Unbilled revenues	41,703	37,028
Prepaid expenses and other current assets	1,854	1,256
Income tax receivable	2,563	12,361
Deferred contract costs	5,282	2,598
Inventory	14,811	9,994
Total current assets	96,811	95,951
Restricted cash	1,001	—
Property and equipment, net	23,374	20,368
Goodwill	71,834	54,113
Intangible assets, net	21,955	6,711
Other assets	2,846	1,181
Total assets	$217,821	$178,324
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$28,000	$5,311
Accounts payable	6,479	5,771
Accrued expenses	26,162	17,941
Deferred income taxes	8,655	7,347
Deferred revenues	14,812	12,373
Total current liabilities	84,108	48,743
Deferred rent, non-current	8,553	8,460
Deferred income taxes, non-current	3,464	—
Obligations under capital leases	4,181	5,163
Other non-current liabilities	991	955
Total liabilities	101,297	63,321
Stockholders’ equity:
Common stock, $.01 par value, 80,000,000 shares authorized, and 17,572,300 and 17,331,796 shares issued and outstanding at September 24, 2010 and September 25, 2009, respectively	176	173
Additional paid-in capital	70,528	66,461
Retained earnings	45,958	48,354
Accumulated other comprehensive income (loss)	(138)	15
Total stockholders’ equity	116,524	115,003
Total liabilities and stockholders’ equity	$217,821	$178,324

The accompanying notes are an integral part of these financial statements.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended
	September 24, 2010	September 25, 2009	September 30, 2008
Revenue:
Contract revenue	$133,060	$129,178	$137,135
Product revenue	30,259	18,597	14,278
Software maintenance revenue	14,576	12,158	8,757
Total revenue	177,895	159,933	160,170
Cost of revenue:
Contract & software maintenance	97,482	97,254	90,323
Product	11,807	8,895	7,849
Total cost of revenue	109,289	106,149	98,172
Gross profit	68,606	53,784	61,998
Operating expense:
Selling, general & administrative	59,983	49,131	33,585
Research & development	10,108	4,550	3,317
Total operating expense	70,091	53,681	36,902
Income (loss) from operations	(1,485)	103	25,096
Other income (expense), net	(1,211)	(31)	211
Income (loss) before income tax	(2,696)	72	25,307
Provision (benefit) for income taxes	(300)	(1,033)	7,133
Net income (loss)	$(2,396)	$1,105	$18,174
Weighted average number of common shares:
Basic	17,498	17,317	17,813
Diluted	17,498	17,370	18,008
Net income (loss) per share:
Basic	$(0.14)	$0.06	$1.02
Diluted	$(0.14)	$0.06	$1.01

The accompanying notes are an integral part of these financial statements.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

(in thousands of dollars, except share amounts)

	Number of shares	Common stock at par value	Additional paid-in capital	Retained Earnings	Accumulated other comprehensive income (loss)	Total
Balance September 30, 2007	18,762,344	$188	$60,813	$45,537	$9	$106,547
Comprehensive income:
Net income	—	—	—	18,174	—	18,174
Cumulative currency translation adjustment	—	—	—	—	2	2
Total comprehensive income	—	—	—	—	—	18,176
Stock issued upon exercise of stock options	613,634	6	6,547	—	—	6,553
Repurchase of common stock shares	(2,129,944)	(21)	(7,028)	(16,462)	—	(23,511)
Stock-based compensation	—	—	1,118	—	—	1,118
Tax benefit on the exercise of stock options	—	—	1,158	—	—	1,158
Balance September 30, 2008	17,246,034	173	62,608	47,249	11	110,041
Comprehensive income:
Net income	—	—	—	1,105	—	1,105
Cumulative currency translation adjustment	—	—	—	—	4	4
Total comprehensive income	—	—	—	—	—	1,109
Stock issued upon exercise of stock options	8,300	—	77	—	—	77
Stock-based compensation	—	—	3,560	—	—	3,560
Stock issued for Employee Stock Purchase Plan	77,462	—	695	—	—	695
Tax benefit on the exercise of stock options	—	—	(479)	—	—	(479)
Balance September 25, 2009	17,331,796	173	66,461	48,354	15	115,003
Comprehensive loss:
Net loss	—	—	—	(2,396)	—	(2,396)
Cumulative currency translation adjustment	—	—	—	—	(153)	(153)
Total comprehensive loss	—	—	—	—	—	(2,549)
Stock issued upon exercise of stock options	51,000	1	460	—	—	461
Stock-based compensation	—	—	2,589	—	—	2,589
Restricted stock grants	49,665	1	(1)			—
Stock issued for Employee Stock Purchase Plan	139,839	1	1,033	—	—	1,034
Tax benefit on the exercise of stock options	—	—	(14)	—	—	(14)
Balance September 24, 2010	17,572,300	$176	$70,528	$45,958	$(138)	$116,524

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$(2,396)	$1,105	$18,174
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,145	4,328	2,569
Bad debt expense (recovery)	(1,047)	1,060	(161)
Stock-based compensation	2,589	3,560	1,118
Tax (benefit) expense on the exercise of stock options	—	479	(1,195)
Provision for deferred income taxes	(305)	8,522	(360)
Changes in operating assets and liabilities, excluding the net effects of acquisitions:
Accounts receivable	3,854	(10,894)	2,687
Unbilled revenues	(4,746)	(12,867)	(8,240)
Prepaid expenses and other current assets	(216)	(258)	601
Lease incentive and leasehold improvement allowance	—	9,343	—
Deferred contract costs	(3,149)	4,070	(6,558)
Inventory	(2,541)	(2,126)	(2,092)
Accounts payable	(346)	(1,414)	(621)
Accrued expenses	5,893	93	5,430
Deferred revenue	1,070	(391)	1,781
Income taxes receivable/payable	11,569	(8,119)	(2,137)
Other	368	194	(89)
Net cash provided by (used in) operating activities	17,742	(3,315)	10,907
Cash flows from investing activities:
Acquisition of fixed assets	(5,980)	(12,152)	(4,721)
Proceeds from the sale of property and equipment	—	12,515	—
Acquisition of CVG, Incorporated, net of cash acquired	(32,256)	—	—
Acquisition of Sophia Wireless, Incorporated	(2,500)	—	—
Acquisition of satID	—	(10,979)	—
Decrease in restricted cash	—	—	510
Proceeds from collections on notes receivable	—	—	200
Net cash (used in) investing activities	(40,736)	(10,616)	(4,011)
Cash flows from financing activities:
Proceeds from line of credit borrowing	46,500	19,811	—
Repayments of line of credit borrowings	(23,811)	(14,500)	—
Deferred financing fees incurred	(1,751)	—	—
Restricted cash deposit	(1,001)	—	—
Payments on capital lease obligations	(947)	(193)	(10)
Proceeds from issuance of common stock	460	77	6,553
Tax (benefit) expense of stock option exercises	0	(479)	1,195
Repurchase of common stock shares	—	—	(23,511)
Net cash provided by (used in) financing activities	19,450	4,716	(15,773)
Net decrease in cash and cash equivalents	(3,544)	(9,215)	(8,877)
Effect of exchange rate changes on cash	471	(113)	9
Cash and cash equivalents—beginning of year	5,698	15,026	23,894
Cash and cash equivalents—end of year	$2,625	$5,698	$15,026
Supplemental disclosures of cash flow information:
Income taxes paid (refunds received)	$(11,565)	$(1,458)	$10,011
Interest expense paid	$1,017	$132	$18

Supplemental schedule of noncash investing and financing activities:

On January 21, 2009, a master agreement and progress payment for a capital equipment lease facility was signed. We had borrowings of $6,256 relating to purchases of property and equipment.

A capital lease obligation of $8 and $48 was incurred when we entered into a lease for new equipment in 2010 and 2008, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

1.                     Description of Business

We apply almost 30 years of experience to providing integrated technology solutions for the aerospace and communications markets. Customers rely on the Integral Systems family of solution providers (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, Integral Systems SATCOM Solutions, and SAT Corporation) to deliver products, systems, and services on time and on budget.

Our expert teams design and deliver innovative solutions combining customized products and services to address the specific needs of our customers. Integral Systems solutions include: command and control, signal processing and data communications, enterprise network management, and communications information assurance. We have developed and we own many of the key technologies used in our solutions. By controlling these pivotal technologies, we believe that we are able to provide solutions at significantly lower risk, lower cost, and on accelerated delivery schedules as compared to our competitors.

Since our founding in 1982, we have supported more than 250 satellite missions for both commercial and government customers who perform communications, science, meteorology, and earth resource applications and our systems are utilized worldwide. Our products support more than 75% of the commercial geostationary satellite operators and support over 85% of U.S. space missions. Integral Systems’ integrates leading edge technologies, algorithms, and integration processes and a commercial model to bring efficiencies into the government market, which is our largest source of revenue. We believe that our blend of commercial and government customers, mature systems integration methodologies, and mix of software and hardware products positions us for sustained growth.

Effective with the first quarter of our Fiscal Year 2009, it is now our practice to close our books and records on the Friday prior to the calendar quarter-end for interim periods, which aligns our financial closing with our business processes. We also changed our Fiscal Year end date to the last Friday of September of each year. Our Fiscal Year 2010 ended on September 24, 2010.

During the first quarter of 2010, we realigned all three of our segments to capture our Newpoint subsidiary in the Space Communications Systems segment, which has been renamed the Products Group segment. The Commercial Systems segment has been renamed the Civil & Commercial Group segment and now includes the operation that performs work with U.S. government civilian agencies such as National Aeronautics and Space Administration (“NASA”), National Oceanic and Atmospheric Administration (“NOAA”), and The United States Geological Survey (“USGS”). This operation was previously included in the Government Systems segment. The Government Systems segment has been renamed the Military & Intelligence Group segment. Results for the twelve months ended September 25, 2009 and September 30, 2008, respectively, have been reclassified to conform to the presentation of the twelve months ended September 24, 2010. The reclassification does not modify the previously reported consolidated revenue, net income, or earnings per share for the twelve months ended September 25, 2009 and September 30, 2008. We are organized and report financially in three operating segments: Military & Intelligence Group, Civil & Commercial Group, and Products Group. We evaluate the performance of our three operating segments based on operating income. See footnote 14 for a brief description of each segment.

2.                     Summary of Significant Accounting Policies

(a)                           Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

(b)                           Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses recognized during the reporting period. Significant estimates and judgments made by our management include: (i) estimates of profits and losses on contracts in process; (ii) recovery of long-term assets, including goodwill (see Note 6); (iii) accrual of estimated liabilities; and (iv) contingencies and litigation. Actual results could differ from those estimates.

(c)                           Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents. The carrying value of cash and cash equivalents approximated fair value.

(d)                           Restricted Cash

We have deposited $1.0 million in restricted cash with Bank of America , N.A. (“Bank of America”), with whom we have entered into a cash collateralization agreement, as a compensating balance for our foreign currency denominated letters of credit. In addition, ISE Europe holds cash at a depository institution related to (i) a building lease and (ii) customer projects in case of nonperformance. We do not currently have access to the cash and have classified it as restricted cash in our consolidated balance sheet with $1.0 million at September 24, 2010 and $28 thousand at September 25, 2009 recorded in long-term other assets as it relates to the building lease for our ISI Europe subsidiary (the Company does not expect to have access to the cash until at least 2011) and $73 thousand at September 24, 2010 and $80 thousand at September 25, 2009 in prepaid and other current assets as it relates to customer projects that are expected to be completed within one year.

(e)                           Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the amount invoiced and generally do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses from the existing accounts receivable. We determine the allowance based on historical experience, review of specific accounts, and significant past due balances. Account balances are written off against the allowance after all reasonable means of collection have been exhausted and recovery is considered remote. The change in our allowance for doubtful accounts is shown in the table below (in thousands):

Balance at September 30, 2008	$9
Charges to costs and expenses	1,060
Write-offs	(6)
Balance at September 25, 2009	$1,063
Charges to costs and expenses	106
Recovery	(1,063)
Balance at September 24, 2010	$106

During Fiscal Year 2009, we established a reserve of $1.1 million relating to a customer that filed for bankruptcy. During Fiscal Year 2010, we received a notification from this customer that all unpaid amounts due to us from this customer will be paid; therefore this reserve was reversed.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

(f)                             Inventories

Inventories consist primarily of raw materials and work-in-process. The value of the finished goods inventory includes the cost of raw materials and direct labor. Inventories are valued at the lower of cost or market. We determine cost on the basis of the weighted average cost or first-in-first-out method. We did not have a reserve at September 24, 2010 and September 25, 2009. Inventories consist of the following as of the year ended:

	September 24, 2010	September 25, 2009
	(in thousands)
Finished goods	$374	$268
Work-in-process	4,136	2,076
Raw materials	10,301	7,650
Total	$14,811	$9,994

(g)                          Software Development Costs To Be Sold

We capitalize both purchased software that is ready for resale and costs incurred internally for software development projects from the time technological feasibility is established. Capitalized software development costs are reported at the lower of unamortized cost or estimated net realizable value. Upon the general release of the software to customers, capitalized software development costs for the products are amortized over the greater of the ratio of gross revenues to expected total revenues of the product or on the straight-line method of amortization over the estimated economic life of the product, which ranges from three to five years. As of September 24, 2010 and September 25, 2009, we did not have any amounts capitalized.

(h)                          Property and Equipment

Property and equipment are stated at cost and depreciated using the straight line method based on the estimated useful lives, which are as follows:

Classification	Estimated Useful Lives
Software and computer equipment	5 Years
Electronic equipment	5 to 10 Years
Furniture and fixtures	10 Years
Leasehold improvements	Lesser of the life of lease or estimated life
Building	39 Years
Capital leased assets	The estimated useful life based on the lesser of the life of the asset or estimated lease term.

Maintenance and repair costs that do not extend the lives of the assets are expensed as incurred, while replacements and betterments are capitalized. At the time properties are retired or otherwise disposed of, the property and related accumulated depreciation or amortization accounts are relieved of the applicable amounts and any resulting gain or loss is credited or charged to income.

(i)                             Software Development for Internal Use

During the Fiscal Years ended September 24, 2010, and September 25, 2009, we did not capitalize any amounts related to software development costs. As of September 30, 2008, all software development costs had been fully amortized. Amortization expense was $0.2 million for the Fiscal Years ended September 30, 2008.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

(j)                             Impairment of Long-Lived Assets

We evaluate the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows are less than its carrying value. We measure impairment based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. We determined that no impairment of long-lived assets existed at September 24, 2010 or September 25, 2009.

Assets to be disposed of would be separately presented in our consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would be no longer depreciated.

(k)                         Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of current financial assets, property and equipment, and separately reportable intangible assets. The tangible assets, intangible assets, and goodwill acquired are then assigned to reporting units. Goodwill is then tested for impairment at least annually for each reporting unit. We perform an impairment test annually or more often if circumstances dictate. Intangible assets that have finite useful lives are amortized over those useful lives and evaluated for impairment whenever circumstances indicate. We determined that no impairment of recorded intangible assets existed at September 24, 2010 and September 25, 2009. The goodwill impairment test is performed as follows: step one of the goodwill impairment test involves comparing the fair value of the reporting unit to its carrying value. If the fair value exceeds the carrying value, no further testing is required. If the carrying value exceeds the fair value, a step two test must be performed. Step two includes estimating the fair value of all tangible and intangible assets (including intangible assets that may not be reflected on the company’s books). The fair value of goodwill is then estimated by subtracting the fair value of net tangible and intangible assets from the fair value of the reporting unit determined in step one. The goodwill impairment is the excess of the recorded goodwill over the estimated fair value of goodwill. We have established our reporting units at one level below the segment level.

There are no active or inactive markets for our reporting units and accordingly, the valuation process is similar to the valuation of a closely-held company and considers valuation methods that are market-based, income-based, and cost-based. Income-based methods will generally include the use of a discounted cash flow method and market-based methods will generally include a guideline public company method and comparative merger and acquisition method. The application of valuation methods requires judgment regarding appropriate inputs and assumptions and results in our best estimate of the fair value of a reporting unit. As with any estimate, inputs and assumptions can be subject to varying degrees of uncertainty. Reasonable informed market participants can differ in their perception of value for a reporting unit, and, accordingly, these uncertainties cannot be fully resolved prior to engaging in an actual selling effort.

Effective August 5, 2009, we changed the date of our annual goodwill impairment testing to the first day of the fourth quarter. We believe the resulting change in accounting policy related to the annual testing date did not delay, accelerate, or avoid an impairment charge. We determined that the change in accounting policy related to the annual testing date is preferable under the circumstances and does not result in adjustments to our financial statements when applied retrospectively. During Fiscal Year 2010, we acquired CVG-Avtec and certain assets of Sophia Wireless. Because these acquisitions occurred within four months of our testing date of June 26, 2010, an impairment test was not performed as of June 26, 2010. Goodwill and indefinite-lived intangible assets are tested

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

annually for impairment or more often if circumstances indicate, such as a significant adverse change in business climate or the decision to sell a business, that would make it more likely than not that an impairment may have incurred. At June 26, 2010, we determined that no impairment of recorded goodwill existed.

(l)                             Research and Development

Research and development costs are expensed as incurred in performing research and development activities. These costs are primarily comprised of salaries, fringe benefits, and equipment expense.

(m)                       Shipping and Handling Costs

We include costs related to shipping and handling in cost of revenue for all periods presented.

(n)                          Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended September 24, 2010, September 25, 2009, and September 30, 2008 was $0.6 million, $0.4 million, and $0.2 million, respectively.

(o)                           Revenue

Contract Revenue

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable, and collectability is reasonably assured. We earn revenue from three types of arrangements: (1) contracts that include software, hardware and engineering services to build satellite ground and communications equipment and systems, (2) software and services (typically post-contract support services (“PCS”)) and (3) software only sales. Typically contracts are cost-plus fixed fee or award fee, fixed fee or time and material contracts.

Software license arrangements that include significant modification and customization of the software are generally included in our contract services revenue, which is recognized using the percentage-of-completion method. Under the percentage-of-completion method, management estimates the percentage of completion based upon the costs incurred as a percentage of the total estimated costs to complete. When total cost estimates exceed revenue, we accrue for the estimated losses immediately. The use of the percentage-of-completion method requires significant judgment relative to estimating total contract revenue and costs, including assumptions relative to the length of time to complete the project, the nature and complexity of the work to be performed, and anticipated changes in estimated salaries and other costs.

Incentives and award payments are included in estimated total contract value used in the percentage-of-completion method when the realization of such amounts is deemed probable upon achievement of certain defined goals. Estimates of total contract revenue and costs are continuously monitored during the terms of the contracts and are subject to revision as the contracts progress. When revisions in estimated contract revenue and costs are determined, such adjustments are recorded in the period in which they are first identified. Revenue arrangements entered into with the same customer that are accounted for on a combined basis when they: (i) are negotiated as a package with an overall profit margin objective; (ii) essentially represent an agreement to do a single project; (iii) involve interrelated activities with substantial common costs; and (iv) are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

performed concurrently or sequentially. When we enter into multiple-element software arrangements, which may include any combination of hardware, software or services, we allocate the total revenue to be earned under the arrangement among the various elements based on their relative fair value. For software, and elements for which software is essential to the functionality, the allocation is based on vendor-specific objective evidence (“VSOE”) of fair value. VSOE of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately, and for software license updates and software support services it is based upon the rates when renewed. There may be cases in which there is VSOE of fair value of the undelivered elements but no such evidence for the delivered elements. In these cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered elements equals the total arrangement consideration less the aggregate VSOE of fair value of the undelivered elements. We have established VSOE on our post contract support services and recognize revenue on this element on a straight-line-basis over the period of performance. We recognize revenue on delivered elements only if: (i) any undelivered products or services are not essential to the functionality of the delivered products or services, (ii) we have an enforceable claim to receive the amount due in the event we do not deliver the undelivered products or services, (iii) there is evidence of the VSOE of fair value for each undelivered product or service, and (iv) the revenue recognition criteria otherwise have been met for the delivered elements. Otherwise, revenue on delivered elements is recognized when the undelivered elements are delivered.

Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus an estimate of the applicable fees earned. We consider fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract.

Revenue for general services or non-software product sales are recognized as work is performed or products delivered and amounts are earned in accordance with ASC 605-10— Revenue Recognition- Overall . We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectability is reasonably assured. Depending on the specific contractual provisions and nature of the deliverable, revenue may be recognized on a straight-line-basis over the service period, on a proportional performance model based on level of effort, as milestones are achieved, or when final deliverables/products have been delivered. Revenue arrangements entered into with the same customer that are accounted for under ASC 605-10 are accounted for on a combined basis when they are entered into at or near the same time or if contemplated at together unless it is clearly evident that the contracts are not related to one another.

Revenue includes reimbursements of travel and out-of-pocket expenses with equivalent amounts of expense recorded in other direct contract expenses. In addition, we generally enter into relationships with subcontractors where we maintain a principal relationship with the customer. In such instances, subcontractor costs are included in revenue with offsetting expenses recorded in other direct contract expenses.

Unbilled revenue consists of recognized recoverable costs and accrued profits on contracts for which billings had not been presented to clients as of the balance sheet date. Management anticipates that the collection of the unbilled revenue balance will occur within one year of the balance sheet date with the exception of $0.8 million and $0.7 million of the unbilled revenue balance which has been classified in long-term assets on the consolidated balance sheets as of September 24, 2010 and September 25, 2009, respectively. On our Military & Intelligence Group cost-plus contracts, we have established a revenue rate reserve of $6.6 million that is included in our unbilled balance. This revenue rate reserve relates to costs for which ultimate reimbursement is uncertain. These costs are subject to audit by the DCAA; therefore, revenue recognized on our cost-plus contracts is subject to adjustment upon audit by DCAA. Unbilled revenues relating to our fixed-priced contracts are generally billable upon achieving performance milestones, as defined by the contract. Unbilled revenues also represents

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

costs incurred on cost-plus arrangements in excess of agreed upon billing rates. Billings in excess of revenue recognized for which payments have been received are recorded as deferred revenue until the applicable revenue recognition criteria have been met.

Deferred Contract Costs

Deferred contract costs consist of contractually recoverable material purchases for product that will be used in long-term contracts that were purchased up-front. These costs include direct and incremental costs incurred prior to using the materials in production and/or installation. We review deferred contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. All amounts are currently expected to be recovered.

Cost of Revenue

Cost of revenue includes internal professional compensation and other direct contract expenses, as well as costs attributable to the support of client service professional staff, depreciation and amortization costs related to assets used in revenue-generating activities, bad debt expense relating to accounts receivable, and other costs attributable to serving our client base. Professional compensation consists of payroll costs and related fringe benefits including bonuses. Other direct contract expenses include costs directly attributable to client engagements, such as out-of-pocket costs including travel and expenses, costs of hardware and third-party software, and costs of subcontractors.

(p)                           Stock-based Compensation

Stock-based compensation cost is determined at the grant date using an option pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight line basis over the employee’s requisite service period. We have estimated the fair value of each award using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the award and the expected volatility of our stock price.

Share-based compensation expense recognized for the years ended September 24, 2010, September 25, 2009, and September 30, 2008, respectively, was $2.6 million, $3.6 million, and $1.1 million as selling, general, and administrative expense in the accompanying Consolidated Statements of Operations.

(q)                           Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date. We establish a valuation allowance if we determine that it is more likely than not that a deferred tax asset will not be realized.

We account for uncertainty of our income taxes based on a “more-likely-than-not” threshold for the recognition and derecognition of tax positions, which includes the accounting for interest and penalties relating to tax positions. Interest and penalties are included in our income tax provision or benefit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

(r)                           Foreign Currency Translation

We have two foreign subsidiaries, ISI Europe and ISE Limited, for which the functional currencies are Euros and Great Britain’s Pound Sterling, respectively. The income statements of these foreign subsidiaries have been translated to U.S. dollars using the average currency exchange rates in effect during the relevant period. The balance sheets have been translated using the currency exchange rate as of the end of the accounting period. The impact of currency exchange rate changes on the translation of the financial statements are included in comprehensive income and are classified as accumulated other comprehensive income in shareholders’ equity. A foreign currency gain of $5 thousand, a gain of $0.1 million, and a loss of $52 thousand has been classified as other income (expense) in the financial statements for the Fiscal Years ending September 24, 2010, September 25, 2009, and September 30, 2008, respectively.

(s)                           Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income (loss) by the diluted weighted average common shares, which reflects the potential dilution of stock options and contingently issuable shares that could share in our income if the securities were exercised. On August 13, 2008, our Board of Directors authorized a stock split that was effected in the form of a stock dividend, for which one share of our common stock was distributed for each one share of common stock issued and outstanding on August 25, 2008. The shares presented throughout the consolidated financial statements and notes thereto reflect the effect of this stock split for all periods presented.

The reconciliation of amounts used in the computation of basic and diluted net income (loss) per share for the three years ended September 24, 2010, September 25, 2009, and September 30, 2008 consist of the following:

	For the Year Ended
	September 24, 2010	September 25, 2009	September 30, 2008
	(in thousands, except per share amounts)
Numerator:
Net income (loss) available to common shareholders	$(2,396)	$1,105	$18,174
Denominator:
Shares used for basic earnings per share—weighted-average shares	17,498	17,317	17,813
Effect of dilutive securities:
Employee stock options	—	53	195
Shares used for diluted earnings per share adjusted weighted-average shares and assumed conversions	17,498	17,370	18,008
Net income (loss) per common share:
Basic earnings (loss) per share	$(0.14)	$0.06	$1.02
Diluted earnings (loss) per share	$(0.14)	$0.06	$1.01

Outstanding options to purchase shares of our common stock in the amounts of 1,753 thousand shares as of September 24, 2010, 1,803 thousand shares as of September 25, 2009, and 1,329 thousand shares as of September 30, 2008 were not included in the computation of diluted net income per share because the effect would have been anti-dilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

(t)                             Concentrations of Risk

Our financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents. Cash accounts are maintained primarily with one federally insured financial institution. Balances usually exceed applicable insurance limits, but management does not consider this to be a significant concentration of credit risk. To mitigate the credit risk, our cash management and investment policy restricts investments primarily to banks which are insured by the Federal Deposit Insurance Corporation (FDIC). Exceptions to this policy must be approved by the Chief Executive Officer or the Chief Financial Officer in advance of investing funds not meeting these criteria. We have not had any losses with respect to our financial instruments.

A significant portion of our revenue is derived from government services. For Fiscal Years 2010, 2009, and 2008, approximately 72%, 79%, and 82%, respectively, of our revenues were derived from prime contracts or subcontracts funded by the U.S. government. Many of the U.S. government programs in which we participate extend for several years but are funded only on an annual basis. Accordingly, our contracts and subcontracts are subject to termination, reduction, modification, or subject to termination for “convenience,” or without cause.

Revenue from foreign sources totaled $20.8 million, $18.6 million, and $10.7 million for the years ended September 24, 2010, September 25, 2009, and September 30, 2008. We have no significant long-lived assets located in foreign countries.

(u)                          Fair Value of Financial Instruments

The balance sheet includes various financial instruments (primarily cash and cash equivalents, restricted cash, accounts receivable, unbilled revenues, accounts payable, accrued expenses, and deferred revenue for contracts in progress). Fair value is measured based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier value hierarchy is used, which prioritizes the inputs used in measuring fair value as follows:

Level 1 inputs:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 inputs:	Inputs other than quoted prices in active markets that are observable either directly or indirectly.

Level 3 inputs:	Unobservable inputs in which there is little or no market data, which require us to develop our own assumptions.

This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value. Our cash equivalent instruments are invested in money market funds, which are classified using a Level 1 input within the fair value hierarchy because they are valued using quoted market prices. The fair value of our cash equivalents at September 24, 2010 is $0.5 million. The fair values of accounts receivable, unbilled revenues, accounts payable, accrued liabilities, and deferred revenue approximate the carrying values due to the short maturity of these instruments. The carrying amount of our short-term debt approximates its fair value due to the highly liquid nature of these borrowings. We estimate the fair value of our capital lease obligations using discounted cash flow analysis based on market rates obtained from independent third parties for similar types of debt. Our capital lease obligations are considered to be Level 2 instruments. We entered into capital leases during the third and fourth quarter of the Fiscal Year 2009 (See Note

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

7). As of September 24, 2010, these two leases would have implicit market interest rates equal to the actual rate; therefore, the fair value of our capital lease obligations is equivalent to our book value of $5.2 million.

(v)                            Recent Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition: Multiple-Deliverable Revenue Arrangements which amends ASC 605— Revenue Recognition . This requires companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third party evidence of value is not available. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in Fiscal Years beginning on or after June 15, 2010, with earlier application permitted. The impact of adopting this guidance is not expected to result in a material change to our consolidated financial statements.

In October 2009, the FASB ratified ASU 2009-14— Applicability of AICPA Statement of Position 97-2 to Certain Arrangements that Include Software Elements , which amends ASC 985-605, Software—Revenue Recognition , such that tangible products, containing both software and non-software components that function together to deliver the tangible product’s essential functionality, are no longer within the scope of ASC 985-605. It also amends the determination of how arrangement consideration should be allocated to deliverables in a multiple-deliverable revenue arrangement. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in Fiscal Years beginning on or after June 15, 2010, with earlier application permitted. The impact of adopting this guidance is not expected to result in a material change to our consolidated financial statements.

3.                     Acquisitions

Acquisition of CVG, Incorporated and assets of Sophia Wireless, Inc.

On March 5, 2010, we acquired 100% of the shares of CVG, Incorporated and its subsidiary, Avtec Systems, Inc. (together, “CVG-Avtec”). CVG-Avtec provides secure, satellite-based communication solutions to government and commercial markets and offers integrated ground systems infrastructure solutions for satellite communications, payload data processing, simulation and testing for military, intelligence, government, and commercial programs worldwide. CVG-Avtec is fully integrated into our Products Group as Integral Systems SATCOM Solutions.

The consideration paid for the CVG-Avtec acquisition was $34.7 million in cash, which consisted of: (a) $28,174,226 to holders of shares of CVG-Avtec common stock; (b) $2,825,774 to holders of options to purchase CVG-Avtec common stock; (c) $2,675,000 to repay CVG-Avtec’s outstanding debt obligations to certain principal stockholders; and (d) $1,000,000 to pay certain financial advisory fees owed by CVG-Avtec as a result of the transaction. We financed this acquisition with available cash and borrowings under our line of credit (see Note 7). Of the consideration payable to CVG-Avtec’s three principal stockholders, an aggregate of $5,000,000 was deposited into an escrow fund and will be held for eighteen months as security for indemnification claims by us under the merger agreement. The merger agreement contains customary representations, warranties, and covenants by CVG-Avtec, as well as indemnification by CVG-Avtec’s principal stockholders subject to the limitations contained in the merger agreement.

On April 27, 2010, we acquired certain assets of privately held Sophia Wireless, Inc. (“Sophia Wireless”) for $2.5 million in cash. Sophia Wireless offers component and system configurations that satisfy the requirements of diverse markets such as satellite communications, broadcast and radar and these assets are integrated into Integral Systems’ Products Group as part of Integral Systems SATCOM Solutions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

We accounted for each of these acquisitions as purchase business combinations. With respect to each acquisition, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date. The purchase price allocation for each acquisition was based upon a valuation completed by a third-party valuation specialist using an income approach and estimates and assumptions provided by management. The excess purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The goodwill and intangible assets acquired in the CVG-Avtec acquisition are not deductible for tax purposes. The goodwill and intangible assets acquired in the Sophia Wireless asset acquisition are deductible for tax purposes over 15 years. The following tables summarize the final allocation of the aggregate purchase price to the fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands) for each acquisition:

Allocation of the purchase price for CVG-Avtec:
Cash	$2,422
Accounts receivable	3,966
Inventory	2,223
Property and equipment	1,361
Other assets	1,005
Purchased intangible assets	15,778
Goodwill	16,986
Accounts payable and accrued expenses	(3,602)
Deferred revenue	(1,587)
Deferred tax liability, net and income tax receivable	(3,599)
Other liabilities	(275)
Total purchase price	$34,678
Allocation of the purchase price for Sophia Wireless:
Inventory and other assets	$61
Purchased intangible assets	2,332
Goodwill	735
Accrued expenses and other liabilities	(628)
Total purchase price	$2,500

The goodwill that resulted from these acquisitions is primarily related to anticipated synergies between the products of our RT Logic subsidiary and CVG-Avtec, synergies on future research and development activities, the ability to leverage our customer base to increase future growth, and the anticipated increase in market share in the intelligence customer base. During the fourth quarter ended September 24, 2010, we adjusted the acquired goodwill from the CVG-Avtec acquisition by $0.6 million based on a determination that the inventory, deferred revenue, and accrued expenses that were initially allocated needed to be reassigned. This determination was based upon detailed information that became available during the fourth quarter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

The amounts allocated to the purchased intangible assets for CVG-Avtec consist of the following:

	Purchase Price Allocation	Asset Life
Amortizable intangible assets:
Customer relationships	$5,460	5-7 years
Technology	7,530	5 years
Trademark/tradename	1,190	2 years
Non-compete	620	3 years
Customer contracts	268	1 year
Non-amortizable intangible assets:
In-process research and development	710	Indefinite
Total intangible assets	$15,778

The amounts allocated to the purchased intangible assets for Sophia Wireless consist of the following:

	Purchase Price Allocation	Asset Life
Amortizable intangible assets:
Customer relationships	$694	7 years
Technology	1,450	6 years
Trademark/tradename	188	Indefinite
Total intangible assets	$2,332

Acquisition of satID Product Line

On February 20, 2009, we acquired the intellectual property and other net assets of the satID product line from U.K.-based QinetiQ Limited (the “satID acquisition”). Satellite operators around the world use satID to geolocate the source of satellite interference, jamming, and unauthorized use to ensure quality of satellite service. The satID product has been integrated with Integral Systems’ Telemetrix, Compass, and Monics products to provide a fully integrated capability to detect, characterize, and geolocate the source of satellite uplink communication signals with applications in commercial, military, government, and intelligence markets. The satID product is fully integrated into the Products Group segment.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

The consideration paid for the satID acquisition was $11.0 million in cash, including transaction costs. We financed this acquisition with borrowings under our prior line of credit. We accounted for this acquisition as a purchase business combination. Assets acquired and liabilities assumed are recorded in the accompanying consolidated balance sheet at their estimated fair values as of February 20, 2009. The excess purchase price over the value of the net tangible and identifiable intangible assets was recorded as goodwill. The goodwill and intangible assets are deductible for tax purposes over 15 years. The following represents the allocation of the purchase price to the acquired assets and liabilities assumed (in thousands) and the associated estimated useful lives:

		Estimated useful lives:
Assets acquired:
Current assets:
Accounts receivable	$379
Inventory	632
Prepaid expense	91
Total current assets	1,102

Property and equipment	107
Intangible assets:
Customer relationships	3,490	8 years
Patent	3,340	8 years
Trademark/tradename	240	10 years
Non-compete	190	3 years
Total intangible assets	7,260
Goodwill	2,699
Total assets acquired	11,168

Liabilities assumed:
Deferred revenue	189
Net assets acquired	$10,979

4.                     Accounts Receivable and Unbilled Revenues

Accounts receivable and unbilled revenues at September 24, 2010 and September 25, 2009 consist of the following:

	2010	2009
	(in thousands)
Billed
Government services	$16,169	$22,503
Commercial products and services	11,910	5,576
Allowance for doubtful accounts	(106)	(1,063)
Total billed	$27,973	$27,016

Unbilled revenues
Government services	$36,884	$33,802
Commercial products and services	5,632	3,917
Total unbilled	$42,516	$37,719

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

Unbilled revenues represent amounts recognized as revenue that have not been billed. Unbilled revenues were equal to $42.5 million as of September 24, 2010 of which $41.7 million is expected to be collected in the next 12 months. As of September 24, 2010, unbilled revenues that will not be collected within the next 12 months in the amount of $0.8 million are included in other assets in our consolidated balance sheets. Unbilled revenues were equal to $37.7 million as of September 25, 2009 of which $37.0 million was expected to be collected in the next 12 months. As of September 25, 2009, unbilled revenues that will not be collected within the next 12 months in the amount of $0.7 million are included in other assets in our consolidated balance sheets.

Revenue from our Military & Intelligence Group segment’s cost-plus contracts is driven by pricing based on costs incurred to perform services under contracts with the U.S. government. Cost-based pricing is determined under the Federal Acquisition Regulation, which provides guidance on the types of costs that are allowable in establishing prices for goods and services and allowability and allocability of costs to contracts under U.S. government contracts. Allocable costs are billed to the U.S. government based upon approved billing rates. We have incurred allocable costs we believe are allowable and reimbursable under our cost-plus contracts that are higher than the approved billing rates. If we receive approval and obtain funding for our actual incurred allocable costs, we will be able to bill these amounts.

As of September 24, 2010, we have recognized $7.9 million in revenue in excess of funding, of which $3.2 million is in excess of contract value on our Military & Intelligence Group segment’s cost-plus contracts with the United States Air Force. These amounts are considered at-risk revenue. The revenue in excess of funding and revenue in excess of contract value result from recognition of estimated award fees and higher indirect rates than originally planned. Based on discussions with our customers, we believe this amount is fully realizable and that the funding will be forthcoming. We historically have not had any issues obtaining funding.

On our Military & Intelligence Group cost-plus contracts, we have a revenue rate reserve of $6.6 million that is included in our unbilled balance. This revenue rate reserve relates to costs for which ultimate reimbursement is uncertain. These costs are subject to audit by the DCAA; therefore, revenue recognized on our cost-plus contracts is subject to adjustment upon audit by DCAA. The DCAA’s Report on Audit of Post Award Accounting Systems (the “Accounting Systems Audit Report”), issued in the fourth quarter of Fiscal Year 2010, is discussed in detail below. Based on ongoing negotiations with the DCAA, in the third quarter of Fiscal Year 2010, we changed the method of allocating certain expenses, and, the DCAA approved our Fiscal Year 2010 provisional billing rates. Subsequently, the DCAA indicated that the methodology adopted for the 2010 rates should be applied to the cost incurred rates for Fiscal Years 2008 and 2009 as applied to government contracts. As a result, during the three months ended June 25, 2010, we increased our revenue rate reserve for work performed on U.S. government contracts during Fiscal Years 2008 and 2009 by $2.7 million, which is in addition to the $3.9 million revenue rate reserve recognized in Fiscal Year 2009. At this time, management believes it has established an appropriate position with the $6.6 million reserve.

In the fourth quarter of Fiscal Year 2010, the DCAA formally issued the Accounting Systems Audit Report, which found, as of January 27, 2010, our accounting system to be inadequate and identified certain significant deficiencies in our accounting systems, controls, policies and procedures. As a result of this determination, under the Federal Acquisition Regulation our administrative contracting officers are required to consider, with respect to cost-plus contracts, whether it is appropriate to suspend a percentage of progress payments or reimbursement of costs proportionate to the estimated cost risk to the U.S. government, considering audit reports or other relevant input, until we submit a corrective action plan acceptable to the contracting officers and correct the deficiencies. In addition, in order for us or any other entity to be awarded any new cost-plus contract, the administrative contracting officer must determine that such entity has the necessary operating and accounting

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

controls to be determined “responsible” under the Federal Acquisition Regulation. Up to now, to our knowledge, no progress payments have been suspended, no costs have been denied reimbursement and we are not aware that any contracting officer has determined that we are not “responsible” under the Federal Acquisition Regulation. We do not believe that the issues raised in the Accounting Systems Audit Report have materially adversely affected our business, financial condition or results of operations up to now, and we do not believe that they will have a material adverse impact on our business, financial condition or results of operations in the future. We are working diligently to resolve these accounting deficiencies and believe that they will be successfully resolved. However, the Accounting Systems Audit Report has the potential to materially adversely impact our ability to obtain future cost-plus contracts from the U.S. government, could result in certain payments under existing cost-plus contracts being delayed or suspended, and the DCAA could, as a result of a subsequent audit, reduce the billing rates that it has provisionally approved, causing us to refund a portion of the amounts we have received with respect to cost-plus contracts.

Deferred revenue represents amounts billed and collected for contracts in progress for which revenue has not been recognized and is reflected as a liability. Revenue will be recognized when revenue recognition criteria are met.

5.                     Property and Equipment

Property and equipment , at cost, as of September 24, 2010 and September 25, 2009 consist of the following:

	September 24, 2010	September 25, 2009
	(in thousands)
Machinery , electronic equipment, and vehicles	$10,409	$8,595
Furniture and fixtures	1,973	1,736
Leasehold improvements	12,379	11,533
Software	3,179	2,209
Equipment under capital lease	6,313	6,304
Construction in progress	3,737	572
Total property and equipment	37,990	30,949
Less accumulated depreciation and amortization	(14,616)	(10,581)
Property and equipment, net	$23,374	$20,368

Depreciation and amortization expense for the three years ended September 24, 2010, September 25, 2009, and September 30, 2008 was $4.3 million, $3.8 million, and $2.4 million, respectively.

6.                     Goodwill and Other Intangible Assets

Goodwill and intangible assets with indefinite useful lives are not amortized. Goodwill and other intangible assets as of September 24, 2010, and September 25, 2009 consist of the following:

	2010	2009
	(in thousands)
Goodwill	$71,834	$54,113

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

		As of September 24, 2010		As of September 25, 2009
	Amortization period	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
	(in thousands)
Intangible assets subject to amortization:
Patents	8 years	$3,340	$(661)	$4,240	$(1,144)
Customer relationship	5 - 8 years	9,644	(1,269)	5,252	(2,016)
Customer contracts	1 year	268	(151)	—	—
Covenants-not-to-compete	3 years	810	(216)	190	(37)
Trademark	2 - 10 years	1,430	(172)	240	(14)
Technology	5 - 6 years	8,980	(946)	—	—
Total amortizing intangibles		24,472	(3,415)	9,922	(3,211)
Intangible assets with indefinite useful lives:
Trademark		188	—	—	—
In-process research & development		710	—	—	—
Total intangible assets with indefinite useful lives		898	—	—	—

Total Intangibles		$25,370	$(3,415)	$9,922	$(3,211)

Amortization expense for the years ended September 24, 2010, September 25, 2009, and September 30, 2008 was $2.9 million, $0.5 million, and $22 thousand, respectively. Estimated future annual amortization expenses are as follows (in thousands):

Fiscal years ending:
2011	$4,730
2012	4,442
2013	3,839
2014	3,748
2015	2,461
Thereafter	1,837
Total future amortization expense	$21,057

Based on our annual impairment test as of June 26, 2010, we had one reporting unit, Lumistar, for which the goodwill has been determined to be at risk (i.e., there is a reasonable possibility that the reporting unit might fail a future step one impairment test). The estimated fair value of equity of the Lumistar reporting unit as of June 26, 2010 was 9.3% higher than its carrying value. Accordingly, a step two impairment test was not performed to determine the amount of any goodwill impairment. The amount of goodwill allocated to this reporting unit was $10.3 million.

The fair value of the Lumistar reporting unit was estimated principally based on the discounted cash flow method and the guideline public company method. The discounted cash flow method was applied by applying an estimated market-based discount rate to the projected after-tax cash flows for the reporting unit. The guideline public company method was applied by applying an estimated market-based multiple to the reporting unit’s estimated earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The key assumptions that drive the estimated fair value of the reporting unit include expected future sales and margins, expected future growth rates of sales and expenses, and market based inputs for discount rates and EBITDA multiples.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

We acknowledge the uncertainty surrounding the key assumptions that drive the estimated fair value of the Lumistar reporting unit. Any material negative change in the fundamental outlook for the Lumistar reporting unit, its industry or the capital market environment could cause the reporting unit to fail step one. Accordingly, we will be monitoring events and circumstances each quarter (prior to the annual testing date) to determine whether an additional goodwill impairment test should be performed. If the Lumistar reporting unit were to fail the step one test, the goodwill impairment will exceed the difference between the fair value of the reporting unit and its carrying value because the reporting unit does not carry any intangible asset balances that must be considered in step two when computing the fair value of goodwill. We reviewed the internal and external factors affecting the assumptions that drive the fair value of the Lumistar reporting unit as of September 24, 2010. Based on this review, we did not identify any indication of a decline in fair value from June 26, 2010 and we have concluded that no further impairment testing was necessary as of September 24, 2010.

7.       Credit Facilities

Line of Credit

On March 5, 2010, we entered into a Credit Agreement (the “Credit Agreement”), among us, certain of our subsidiaries, the lenders from time to time party thereto, and Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer. The Credit Agreement provides for a $55 million senior secured revolving credit facility (the “Facility”), including a sub-facility of $10 million for the issuance of letters of credit. The proceeds of the Facility were used to (i) finance in part the acquisition of CVG-Avtec, and all related transactions, (ii) pay fees and expenses incurred in connection with such acquisition and all related transactions, (iii) repay amounts outstanding in respect of our previous credit facility with Bank of America, which was terminated concurrently with entry into the Credit Agreement, and (iv) provide ongoing working capital and for other general corporate purposes. The Facility expires on March 5, 2013. As a result of the entry into the Forbearance Agreement referred to below, effective as of September 21, 2010, availability under the Facility was indefinitely reduced to $40 million. As a result of our subsequent entry into the Amendment and Waiver, dated December 8, 2010, availability under the Facility was reset at $44 million.

The Facility is secured by a lien on substantially all of our assets and those of our domestic subsidiaries, including CVG-Avtec and its subsidiaries, and all of such subsidiaries are guarantors of the obligations of the Company under the Credit Agreement. Any borrowings under the Facility originally accrued interest at the London Inter-Bank Offering Rate (“LIBOR”), plus a margin of 3% to 4% depending on our consolidated ratio (the “Leverage Ratio”) of funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”); however, as a result of the entry into the Forbearance Agreement referred to below, effective as of September 21, 2010, the interest margins under the Facility were increased to 5% over LIBOR. As a result of the Amendment and Waiver the interest rate of 5% over LIBOR will remain in effect until the date of delivery of audited financial statements for the fiscal year ended September 30, 2011. The Credit Agreement requires us to comply with specified financial covenants, including the maintenance of a maximum leverage ratio, a minimum asset coverage ratio (measured based on the ratio of certain accounts receivable to credit agreement outstandings), and a minimum fixed charge coverage ratio.

We are required to pay a quarterly fee on the committed unused amount of the facility, at a rate of 0.50% of the unused commitment amount per annum. As of September 24, 2010, we had $28 million outstanding in borrowings under the line of credit, and $3.5 million in face amount of letters of credit outstanding under the sub-facility for the issuance of letters of credit.

The Credit Agreement contains customary covenants, including affirmative covenants that require, among other things, certain financial reporting by us, and negative covenants that, among other things, restrict our ability

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

to incur additional indebtedness, pay cash dividends, incur encumbrances on assets, reorganize, consolidate or merge with any other company, and make acquisitions and stock repurchases. The Credit Agreement contains events of default, including a cross-default to other indebtedness of the Company.

The availability of loans and letters of credit under the Facility is subject to customary conditions, including the accuracy of certain representations and warranties of the Company and the absence of any continuing default under the Credit Agreement.

As of June 25, 2010, we were in default of the financial covenants under the Credit Agreement. On August 3, 2010, a waiver under the Credit Agreement was entered into pursuant to which the requirement to comply with the leverage ratio covenant for the quarter ended March 26, 2010 was permanently waived, along with the requirements to comply with all of the financial ratios for the quarter ended June 25, 2010 and for any future date prior to September 8, 2010. This waiver was subsequently extended to waive compliance with the financial ratios for each date through September 21, 2010. The extended waiver expired on September 21 and at that time we were again in default of the financial covenants under the Credit Agreement. However, a forbearance agreement was entered into with the Credit Agreement lenders effective as of September 21, 2010 with respect to these defaults (the “Forbearance Agreement”), which agreement prohibited any exercise of remedies by the lenders as a result of such defaults and made certain other modifications to the Facility terms. The Forbearance Agreement expired on November 1, 2010. On December 8, 2010, we entered into an Amendment and Waiver with our Credit Agreement lenders (the “Amendment and Waiver”) that, among other things, waived all existing financial covenant defaults and modified the terms of the financial covenants, including setting new financial covenant compliance levels, for current and future periods.

Capital Equipment Lease Facility

We have a master lease agreement and progress payment agreement for a capital equipment lease facility (the “facility”) with Banc of America Leasing & Capital, LLC (“BALC”). Under this facility, we may borrow up to $7.0 million for the purchase of new furniture, fixtures and equipment (“new assets”). Initially, under the progress payment agreement, BALC will advance funding for new assets. No principal payments will be due on such borrowings, and interest will accrue at one-month LIBOR, plus 1.5%, payable monthly in arrears. We had capital lease obligations of $5.2 million and $6.1 million, respectively, as of September 24, 2010, and September 25, 2009, and no advance payments outstanding from BALC under the progress payment agreement. The lease term is 72 months from the lease commencement date, with monthly rent payments (representing the payment of principal and interest on the borrowed amount) calculated based on a lease rate factor as defined under the facility. The lease rate factor is based on the three-year swap index as quoted in the Bloomberg Daily Summaries as of the lease commencement date.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

8.       Accrued Expenses

Accrued expenses at September 24, 2010 and September 25, 2009 consist of the following:

	2010	2009
	(in thousands)
Accrued payroll and withholdings	$4,734	$4,062
Loss on sublease	4,256	1,104
Accrued vacation	3,878	2,860
Contract related accruals	3,468	3,322
Checks outstanding in excess of deposits	1,750	—
Accrued profit sharing	1,352	661
Professional fees	1,022	1,082
Capital lease	993	—
Royalties and commissions	870	1,078
Deferred rent	885	888
Other accrued expenses	2,954	2,884
Total accrued expenses	$26,162	$17,941

9.       Commitments and Contingencies

Leases

We have noncancellable leases for all of our facilities that expire in various years between 2011 and 2021. The operating lease payments do not include operating expenses or utilities, which are adjusted annually. Rent expense on our noncancellable leases was $9.4 million, $5.8 million, and $2.7 million, for the years ended September 24, 2010, September 25, 2009, and September 30, 2008, respectively. The approximate future minimum lease payments under the office leases and capital leases are as follows (in thousands):

	Operating Lease	Capital Lease
Fiscal years ending:
2011	$8,290	$1,243
2012	8,181	1,226
2013	8,279	1,204
2014	8,138	1,195
2015	7,600	1,001
Thereafter	30,005	—
Total payments	$70,493	$5,869
Less: portion repesenting interest, taxes, and maintenance		695
Less: current portion of capital lease obligation		993
Long-term portion of capital lease obligation		$4,181

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

We are obligated under capital leases covering software and computer equipment, furniture and fixtures, leasehold improvements, and electronic equipments that expire at various dates during the next five years. During Fiscal Year 2009, we entered into a master lease agreement for a capital lease facility for the purchase of new furniture, fixtures and equipment (see footnote 7). The short-term portion of capital lease obligation is included in accrued expenses. At September 24, 2010 and September 25, 2009, the gross amount of property and equipment and related accumulated depreciation and amortization recorded under capital leases were as follows (in thousands):

	September 24, 2010	September 25, 2009
Software and computer equipment	$1,962	$1,962
Furniture and fixtures	3,647	3,647
Electronic equipment	153	144
Leasehold improvements	551	551
	6,313	6,304
Less accumulated depreciation and amortization	(445)	(42)
	$5,868	$6,262

The amortization of assets held under capital lease is included with depreciation and amortization expense in selling, general and administrative expense.

Sale-Leaseback of Building and Land

On June 26, 2009, we sold the land and building located at 12515 Academy Ridge View, Colorado Springs, Colorado to COPT Academy Ridge, LLC (“COPT”) (the “Sale Property”) for $12.5 million pursuant to a purchase and sale agreement (the “Sale Agreement”) by and between RT Logic and COPT. At the same time, RT Logic entered into a Lease Agreement (the “Lease Agreement”) with COPT to lease this building and the directly associated premises (the “Rental Property”) for a 12 year term with an option to extend the term for an additional five years. The building, which has 60,714 rentable square feet, is utilized by RT Logic. The Lease Agreement provides for an initial rent of $16.75 per square foot per annum, with periodic rent escalations. RT Logic’s obligations under the Lease Agreement are guaranteed by Integral Systems, Inc. The Lease Agreement provides RT Logic with a one-time right to terminate the lease at the expiration of the tenth lease year for a termination fee of $1.4 million.

The sale of the land and building qualifies as a ‘sale’ . Additionally, the subsequent leaseback of the Rental Property qualifies as a normal leaseback. Therefore, we deferred the gain on the sale, of approximately $0.7 million, and we are amortizing the gain as a reduction in expense in proportion to the monthly rentals over the term of the lease. The Sale Agreement contains options that allow RT Logic and COPT to negotiate, at the request of RT Logic, a build-to-suit lease pursuant to which COPT would build a second building on the land purchased by COPT in this sale. This option, which expires at the fourth anniversary of the consummation of the sale, requires RT Logic to pay COPT option payments in the amount of $0.1 million per year.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

The future minimum lease payments under the terms of the Lease Agreement are as follows (in thousands):

2011	$1,155
2012	1,187
2013	1,195
2014	1,153
2015	1,188
Thereafter	7,551
$13,429

On June 6, 2008, we entered into a material lease agreement for newly leased property located at 6721 Columbia Gateway Drive in Columbia, Maryland, which is now our new corporate headquarters. We relocated our corporate headquarters from its previous location in Lanham, Maryland, in May 2009. The lease term is for 11 years; the facility has approximately 131,450 rentable square feet and has an initial $28 per square foot annual lease cost, with annual escalations of approximately 2.75% to 3.00%. We received a $7.4 million allowances for costs to build out this facility to our specifications and a $1.9 million incentive, which approximates the rent obligation for our Lanham, Maryland facility for twenty two months. These lease incentives will be amortized as a reduction of rental expense over the lease term. As a result of moving to our new headquarters in May 2009, we have vacated part of our leased space in Lanham, Maryland, and we have recorded an estimated loss for the period of vacancy. In determining our liability related to excess facility costs, we are required to estimate such factors as vacancy rates for comparable space in the vicinity, the time required to sublet properties, and prevailing sublease rates for comparable space in the vicinity. These estimates are reviewed quarterly based on known real estate market conditions and the credit-worthiness of subtenants and may result in revisions to the liability from time to time. On September 29, 2010, we signed a sublease agreement for one of our two leased spaces in Lanham, Maryland. The sublessee occupies approximately 46,700 rentable square feet in the office building located at 5000 Philadelphia Way, Lanham, Maryland. The term of this sublease commences on October 1, 2010 and ends on October 31, 2015 and the sublease has an initial $4.28 per square foot annual lease cost, with annual escalation of 3%. We estimate that we will be able to sublease the remaining facility in Lanham, Maryland by June 2012. Our estimated lease loss reserve is as follows (in thousands):

Balance as of September 25, 2009	$1,104
Lease payments, net of accretion expense	(681)
Adjustment of estimate	3,833
Balance as of September 24, 2010	$4,256

Government Contracts

A significant portion of our revenues represent payments made by the U.S. Government and by contractors that have prime contracts with the U.S. Government. Certain of these revenues are subject to adjustment upon audit by the DCAA. We have established a revenue rate reserve of $6.6 million relating to our government cost-plus contracts. This revenue rate reserve relates to costs for which ultimate reimbursement is uncertain. In the fourth quarter of Fiscal Year 2010, the DCAA formally issued a Report on Audit of Post Award Accounting Systems (the “Accounting Systems Audit Report”) that found, as of January 27, 2010, our accounting system to be inadequate and identified certain significant deficiencies in our accounting systems, controls, policies and procedures. As a result of this determination, under the Federal Acquisition Regulation our administrative contracting officers are required to consider, with respect to cost-plus contracts, whether it is appropriate to suspend a percentage of progress payments or reimbursement of costs proportionate to the estimated cost risk to

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

the U.S. government, considering audit reports or other relevant input, until we submit a corrective action plan acceptable to the contracting officers and correct the deficiencies. In addition, in order for us or any other entity to be awarded any new cost-plus contract, the administrative contracting officer must determine that such entity has the necessary operating and accounting controls to be determined “responsible” under the Federal Acquisition Regulation. Up to now, to our knowledge, no progress payments have been suspended, no costs have been denied reimbursement and we are not aware that any contracting officer has determined that we are not “responsible” under the Federal Acquisition Regulation. Further, the DCAA formally issued a letter that approved our Fiscal Year 2010 provisional billing rates in the fourth quarter of Fiscal Year 2010. We do not believe that the issues raised in the Accounting Systems Audit Report have materially adversely affected our business, financial condition or results of operations up to now, and we do not believe that they will have a material adverse impact on our business, financial condition or results of operations in the future. We are working diligently to resolve these accounting deficiencies and believe that they will be successfully resolved. However, the Accounting Systems Audit Report has the potential to materially adversely impact our ability to obtain future cost-plus contracts from the U.S. government, could result in certain payments under existing cost-plus contracts being delayed or suspended, and the DCAA could, as a result of a subsequent audit, reduce the billing rates that it has provisionally approved, causing us to refund a portion of the amounts we have received with respect to cost-plus contracts.

Litigation, Claims, and Assessments

We are subject to various legal proceedings and threatened legal proceedings from time to time. We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, management believes would have a material adverse effect on our business, results of operations, financial condition, or cash flows.

On March 1, 2007, we learned that the Securities and Exchange Commission (the “SEC”) had issued a formal order of investigation regarding the Company, and we and subsequently certain of our then officers received subpoenas in connection with the investigation. The investigation by the SEC and a related inquiry by NASDAQ included questions as to whether Gary A. Prince was acting as a de facto executive officer of the Company prior to his promotion to the position of Executive Vice President and Managing Director of Operations of the Company in August 2006. The investigation and inquiry also included questions as to whether Mr. Prince was practicing as an accountant before the SEC while an employee of the Company. Mr. Prince agreed with the SEC in 1997 to a permanent injunction barring him from practicing as an accountant before the SEC, as part of a settlement with the SEC related to Mr. Prince’s guilty plea to charges brought against him for conduct principally occurring in 1988 through 1990 while he was employed by Financial News Network, Inc. and United Press International. In March 2007, we terminated the employment of Mr. Prince. Under the supervision of a Special Committee established by the Board, the Company also took other remedial action and provided full cooperation to the SEC in the investigation.

On July 30, 2009, the SEC and the Company each announced that a final administrative settlement had been reached concluding the SEC’s investigation as to the Company. Under the administrative settlement the Company, without admitting or denying the SEC’s findings, consented to a “cease and desist” order requiring future compliance with certain provisions of the Securities Exchange Act and the SEC Exchange Act rules. The order does not require the Company to pay a monetary penalty. The SEC states in the order that in determining to accept the settlement it considered both the remediation efforts promptly undertaken by the Company, and the cooperation the SEC staff received from the Company. Shortly after the settlement with the SEC, representatives of the Company met with various officials at NASDAQ. As a result of that meeting the Company learned that the NASDAQ inquiry had been closed out with no actions required of the Company.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

In conjunction with its announcement of the administrative settlement, the SEC also disclosed that it was instituting separate civil actions against Mr. Prince and two other former officers of the Company. The Company has indemnification obligations to these individuals pursuant to the terms of separate Indemnification Agreements entered into with each of them effective as of December 4, 2002, and pursuant to the Company’s bylaws. The indemnification agreements each provide that, subject to certain terms and conditions, the Company shall indemnify the individual to the fullest extent permissible by Maryland law against judgments, penalties, fines, settlements and reasonable expenses actually incurred in the event that the individual is made a party to a legal proceeding by reason of his or her present or prior service as an officer or employee of the Company, and shall also advance reasonable litigation expenses actually incurred subject to, among other conditions, receipt of a written undertaking to repay any costs or expenses advanced if it shall ultimately be determined that the individual has not met the standard of conduct required for indemnification under Maryland law. The Company’s bylaws contain similar indemnification provisions. The Company’s obligations under the indemnification agreements and bylaws are not subject to any monetary limit. In prior periods the Company advanced legal fees and costs incurred by the three individuals in connection with the SEC investigation up to the deductible limit under the Company’s applicable directors and officers liability insurance policy. Subsequent fees and costs have been paid directly by the insurance carrier, and the Company anticipates that legal fees and expenses incurred by these individuals in connection with the civil litigation will continue to be paid for by the insurance carrier. The Company believes that the remaining insurance policy limits will be sufficient to cover fully the Company’s indemnification obligations through the completion of the matter, although no assurance can be given in this regard.

10.     Income Taxes

For the years ended September 24, 2010, September 25, 2009, and September 30, 2008, the provision (benefit) for income taxes consists of the following:

	September 24, 2010	September 25, 2009	September 30, 2008
	(in thousands)
Current tax expense (benefit):
Federal	$141	$(9,361)	$6,445
State	100	(291)	1,048
Foreign	(160)	97	—
	81	(9,555)	7,493
Deferred tax expense (benefit)
Federal	(159)	7,902	(250)
State	(222)	620	(110)
	(381)	8,522	(360)
Total provision (benefit) for income taxes	$(300)	$(1,033)	$7,133

Included in the current Federal and state (“US”) tax expense for the year ended September 24, 2010 is a benefit of $0.2 million related to losses from a foreign subsidiary that is includible in US taxable income. If the foreign subsidiary generates income in the future, such income will also be includible in the US taxable income and increase the US tax expense to the extent that there is no foreign tax credit available.

During Fiscal Year 2008, we recognized a $1.8 million tax credit for research and development expenditures that were incurred in prior years. We filed amended returns associated with this tax credit.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

At September 24, 2010 and September 25, 2009, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

	September 24, 2010	September 25, 2009
	(in thousands)
Deferred Tax Assets:
Vacation accrual	$1,339	$975
Allowance for doubtful accounts	40	419
Accrued expenses and other	928	422
Net operating loss (“NOL”) carry-forwards	1,005	995
Capital loss carry-forward	—	76
Stock option expense	1,530	1,029
Deferred revenues	322	345
Deferred rent	5,604	4,399
Accrued commissions	207	326
UNICAP—263A adjustment	681	433
Other	155	—
Deferred Tax Asset Subtotal	11,811	9,419
Valuation allowance	(303)	(262)
Total Deferred Tax Assets	11,508	9,157
Deferred Tax Liabilities:
Intangible asset amortization	(6,435)	(1,138)
Unbilled revenue	(13,202)	(11,043)
Property and equipment primarily due to differences in depreciation	(3,990)	(4,081)
Total Deferred Tax Liabilities	(23,627)	(16,262)
Net Deferred Tax (Liability) Asset	$(12,119)	$(7,105)

As of September 24, 2010, we had approximately $16.7 million of state net operating losses which expire between 2019 and 2029.

For the year ended September 24, 2010, our valuation allowance increased by less than $0.1 million due primarily to the valuation allowance recorded against the deferred tax assets in certain foreign jurisdictions.

In evaluating our ability to recover our deferred tax assets, we considered all available positive and negative evidence, including past operating results, the reversal of temporary differences, the forecasts of future taxable income from operations and investments and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with estimates being used to manage the business. A valuation allowance is required if it is “more-likely-than-not” that a deferred tax asset will not be realized. During 2009, we incurred losses related to start-up operations in certain foreign jurisdictions. The Company will maintain a valuation allowance on the deferred tax assets related to the foreign net operating losses until such time as it is more-likely-than-not that the Company will generate positive future income to utilize the net operating losses generated. Based on the weight of the positive and negative evidence and the information available, management believes that it is more-likely-than-not that the remaining deferred tax assets will be realized.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

The temporary differences are presented in the balance sheet as follows:

	September 24, 2010	September 25, 2009
	(in thousands)
Deferred tax (liability) asset—current portion	$(8,655)	$(7,347)
Deferred tax asset (liability)—long term portion	(3,464)	242
Net deferred tax (liability) asset	$(12,119)	$(7,105)

We recognized a tax benefit (expense) related to our share-based compensation in the amount of approximately $(14.0) thousand, $(0.5) million, and $1.2 million in the years ended September 24, 2010, September 25, 2009, and September 30, 2008, respectively, and was allocated to additional paid-in capital within stockholders’ equity.

The effective income tax rates differ from the statutory U.S. income tax rate due principally to the following:

	Year Ended
	September 24, 2010	September 25, 2009	September 30, 2008
Federal statutory rate	35.0%	35.0%	35.0%
State tax, net of federal income tax benefit	2.0%	(31.4)%	2.6%
Tax benefit of tax free investment income	0.3%	(31.0)%	(0.4)%
Valuation Allowance	(1.5)%	(44.6)%	0.0%
Business tax credits	6.1%	(1,955.1)%	(7.3)%
Foreign Operations	4.0%	(262.9)%	0.0%
Stock compensation expense	(17.9)%	513.2%	0.1%
Allowance for bad debt expense	(16.3)%	83.2%	0.0%
Other	(0.6)%	251.7%	(1.8)%
Effective rate	11.1%	(1,441.9)%	28.2%

We recognize financial statement benefits for positions taken for tax return purposes when it is more-likely-than-not that the position will be sustained.

The change in unrecognized tax benefits is shown in the table below (in thousands):

	September 24, 2010	September 25, 2009	September 30, 2008
Unrecognized tax benefits—beginning of year	$300	$768	$—
Decrease related to positions taken in prior years	—	(65)	—
Increase related to positions taken in prior years	—	81	—
Increase related to acquired balance	56	—	—
Increase related to positions taken in current year	41	102	768
Settlements of tax positions taken in prior years	—	(586)	—
Unrecognized tax benefits—end of year	$397	$300	$768

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

During the year ended September 25, 2009, we settled our U.S. income tax audit for the years ended September 30, 2003 through September 30, 2006. As a result of such settlement, we recognized $0.7 million of additional tax benefits as a reduction to income tax expense.

If recognized, the entire remaining balance of unrecognized tax benefits would impact the effective tax rate. Over the next 12 months, we do not anticipate that the amount of the liability for unrecognized tax benefits will be reversed. We recognize interest income, interest expense, and penalties relating to tax exposures as a component of income tax expense. The amount of interest expense and penalties related to the above unrecognized tax benefits was $24 thousand, net of federal tax benefit.

We are still open to examination in the U.S. from 2007 forward and certain state jurisdictions from 2006 forward.

11.     Profit Sharing and Employee Benefits Plans

We have a profit sharing and 401(k) plan for the benefit of substantially all employees. In Fiscal Year 2009, we changed the company discretionary contribution amount from 11% to 6% of eligible employee’s salary to the plan. In Fiscal Year 2008, the discretionary contribution amount to the plan was 11% of eligible employee’s salary. Future contributions will be a discretionary amount determined by our performance and profitability. The 401(k) feature allows employees to make elective deferrals not to exceed 25% of compensation. For the years ended September 24, 2010, September 25, 2009, and September 30, 2008 contributions to the plans totaled $4.4 million, $3.4 million, and $4.5 million, respectively.

12.     Stock Option Plan and Stock-Based Compensation

Pursuant to the approval by stockholders at the February 20, 2008 Annual Meeting of the Stockholders, we established the 2008 Stock Incentive Plan, which was effective December 5, 2007. Prior to the adoption of the 2008 Stock Incentive Plan, we established the 2002 Stock Option Plan and the 1988 Stock Option Plan. Pursuant to the approval of the 2008 Stock Incentive Plan by stockholders at the February 20, 2008 Annual Meeting of the Stockholders, no further options were granted under the 1998 Stock Option Plan and the 2002 Stock Option Plan after February 20, 2008.

The 2008 Stock Incentive Plan was created to provide incentives for our employees, consultants, and directors to promote our financial success. The Compensation Committee of the Board of Directors has sole authority to select full-time employees, directors, or consultants to receive awards of options, stock appreciation rights, restricted stock, and restricted stock units under this plan. The maximum number of shares of common stock that may be issued pursuant to the 2008 Stock Incentive Plan is 3,199,894 (composed of (i) 1,800,000 shares available for grant under the 2008 Stock Incentive Plan, plus (ii) 180,800 shares that were authorized for issuance under the 2002 Stock Option Plan and were not subject to outstanding awards as of December 5, 2007, plus (iii) 1,219,094 shares that were subject to outstanding awards under the 2002 Stock Option Plan on December 5, 2007 (which shares are eligible for award under the 2008 Stock Incentive Plan to the extent that they cease to be subject to such awards for any reason on or after December 5, 2007).

The exercise price of each award of options and stock appreciation rights is set at our common stock’s closing price on the date of grant, unless the optionee owns greater than 10 percent of our common stock and is granted an incentive stock option (a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code). The exercise price of such incentive stock option must be at least 110 percent of the fair market value of the common stock on the date of grant. Options, stock

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

appreciation rights, restricted stock, and restricted stock units expire no later than ten years from the date of grant (five years for incentive stock options received by greater than 10 percent owners) and vest from one to five years.

As of September 24, 2010, we had reserved for issuance an aggregate 2,598,960 shares of common stock under the 2008 Stock Incentive Plan.

The following table summarizes the activity for all of our stock option awards during the years ended September 24, 2010, September 25, 2009 and September 30, 2008:

	Shares	Weighted Average Exercise Prices	Weighted Average Remaining Life	Aggregate Intrinsic Value ($ in millions)
	(in thousands)
Options outstanding September 30, 2007	1,280	$11.18
Granted	1,379	$22.76
Exercised	(614)	$10.68		$2.16
Cancelled	(66)	$12.23
Options outstanding September 30, 2008	1,979	$19.37
Granted	972	$8.30
Exercised	(8)	$9.21		$0.20
Cancelled	(1,090)	$20.18
Options outstanding September 25, 2009	1,853	$13.13
Granted	204	$8.64
Exercised	(51)	$9.03		$0.09
Cancelled	(253)	$14.65
Options outstanding September 24, 2010	1,753	$12.51	6.56 Years	$0.03
Exercisable at September 24, 2010	1,058	$13.39	5.37 Years	$—

Cash received from the exercise of options under all of our stock option plans for the Fiscal Years ending September 24, 2010, September 25, 2009 and September 30, 2008 was $0.5 million, $77 thousand, and $6.6 million, respectively. We currently plan to satisfy future stock option exercises under these plans with registered shares available to be issued.

The following table summarizes additional information about stock options outstanding at September 24, 2010:

	Options Outstanding			Options Exercisable
Exercise Price Per Share	Number of Shares	Weighted- Average Remaining Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
	(in thousands)			(in thousands)
$ 6.00 – 9.99	924	8.28 Years	$8.08	395	$8.06
$10.00 – 14.99	440	1.80 Years	$12.54	407	$12.51
$20.00 – 25.00	389	7.86 Years	$22.99	256	$23.02
	1,753	6.56 Years	$12.51	1,058	$13.39

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

The following table summarizes information about our nonvested stock options outstanding at September 24, 2010:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested at September 25, 2009	1,109	$5.53
Granted	204	$4.24
Vested	(457)	$5.49
Cancelled	(161)	$6.06
Nonvested at September 24, 2010	695	$5.05

The weighted-average grant date fair value of options which were granted during the years ended September 24, 2010, September 25, 2009, and September 30, 2008 was $4.24, $4.01, and $9.11, respectively. The fair value of the options granted was estimated on the date of the grant using the Black-Scholes options pricing model. The following table shows the assumptions used for the grants that occurred in each twelve month period.

	2010	2009	2008
Expected volatility	53.60%	50.40%	34.42%
Risk free interest rate	2.51%	2.56%	3.48%
Forfeiture rate	3.08% - 6.42%	3.16% - 6.13%	3.16% - 6.13%
Dividend yield	0.00%	0.00%	0.00%
Expected lives	3.4 - 9.0 years	5.0 - 6.0 years	3.5 - 6.3 years

The expected volatility is established based on the historical volatility of our common stock. The risk free interest rate is determined based on the U.S. Treasury yield curve that is commensurate with the expected life of the options granted. Forfeitures are to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The dividend yield is based upon the most recently declared quarterly dividend as of the grant date as a percentage of the average stock price at the time of the grant. The dividend yield for Fiscal Years 2010, 2009, and 2008 is 0% based upon the decision by the Board of Directors to cease payment of dividends for the foreseeable future. During 2010 and 2009, we issued stock options with a 10 year term. Prior to this, our stock options had a five or six year term, Therefore, the expected lives for the stock options issued in Fiscal Year 2009 and 2008 that have a 10 year term are based on the “simplified” method, whereby the expected term is equal to the midpoint between the vesting date and the end of the contractual term of the award.

We have recognized $2.6 million, $3.6 million, and $1.1 million of share-based compensation expense in the Consolidated Statements of Operations for the years ended September 24, 2010, September 25, 2009, and September 30, 2008, respectively. We recognized a tax benefit (expense) related to our share-based compensation in the amount of approximately $(14) thousand, $(0.5) million, and $1.2 million in the twelve month periods ended September 24, 2010, September 25, 2009, and September 30, 2008, respectively.

As of September 24, 2010, there was $2.8 million of unrecognized compensation expense related to remaining non-vested stock options that will be recognized over a weighted average period of 1.09 years. The

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

total fair value of options which vested during the twelve month period ending September 24, 2010, September 25, 2009, and September 30, 2008 was $2.5 million, $3.5 million, and $0.6 million, respectively.

13.     Stockholders’ Equity Transactions

On February 29, 2008, the Company entered into a Stock Repurchase Agreement with Fursa Alternative Strategies LLC (“Fursa”), to repurchase 2,129,944 shares of the Company’s common stock that Fursa beneficially owned on behalf of its affiliated investment funds and separately managed accounts over which it exercised discretionary authority. The shares repurchased represented approximately 11% of the Company’s total shares of Common Stock outstanding as of February 29, 2008 and Fursa’s entire ownership interest in the Company. The shares were repurchased at a purchase price of $11.00 per share. The Company repurchased the shares with existing cash on hand. Upon repurchasing the shares, the Company cancelled the shares.

On August 13, 2008, our Board of Directors authorized a stock split that was effected in the form of a stock dividend, for which one share of our common stock was distributed for each one share of common stock issued and outstanding on August 25, 2008. We issued a total of 8,622,267 shares relating to this stock split.

Effective October 15, 2008, we established the Integral Systems, Inc. Employee Stock Purchase Plan. The Employee Stock Purchase Plan permits contributions by eligible employees. The maximum percentage of an employee’s contribution cannot exceed 10%. The purchase price per share at which shares are purchased under the Employee Stock Purchase Plan is 85% of the fair-market value of our common stock. A maximum of 1,800,000 shares of our common stock may be purchased under the Employee Stock Purchase Plan. Under this plan during the twelve months ended September 24, 2010, and September 25, 2009, we have issued 139,839 and 77,462 shares, respectively.

During Fiscal Year 2008 we reacquired 2,129,944 shares of our stock for a total cost of $23.5 million.

14.     Business Segment and Geographical Information

During the first quarter Fiscal Year 2010, we realigned all three of our segments to capture our Newpoint subsidiary in the Space Communications Systems segment, which has been renamed the Products Group segment. The Commercial Systems segment has been renamed the Civil & Commercial Group segment and now includes the operation that performs work for U.S. government civilian agencies such as NASA, NOAA, and USGS. This operation was previously included in the Government Systems segment. The Government Systems segment has been renamed the Military & Intelligence Group segment. Results from the Newpoint subsidiary and the operation that performs work for U.S. government civilian agencies for Fiscal Year 2009 and Fiscal Year 2008 have been reclassified to conform to the presentation for Fiscal Year 2010. These reclassifications do not modify the previously reported consolidated revenue, net income, or earnings per share. We are organized and report financially in three operating segments: Military & Intelligence Group, Civil & Commercial Group, and Products Group. We evaluate the performance of our three operating segments based on operating income. The following is a brief description of each segment:

Military & Intelligence Group —This segment provides tailored commercial-off-the-shelf (“COTS”) ground systems products and services to U.S. military agencies and the intelligence community, providing systems engineering and solutions based on our commercial products for government applications. Its primary customer is the U.S. Air Force.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

Civil & Commercial Group —This segment provides ground systems products and services to commercial enterprises and international organizations. It consists of the following:

•                  Tailored COTS ground systems products and services for commercial applications and civilian agencies of the U.S. government such as NASA, NOAA, and USGS, and

•                  two of our wholly-owned subsidiaries, Integral Systems Europe S.A.S. (“ISI Europe”) and Integral Systems Europe Limited (“ISE Limited”).

•                  two of our wholly-owned subsidiaries, Integral Systems Europe S.A.S. (“ISI Europe”) and Integral Systems Europe Limited (“ISE Limited”): ISI Europe, in Toulouse, France, serves as the focal point for our ground systems business in Europe, the Middle East, and Africa for command and control, signal monitoring, interference detection and geolocation, and network management using the Integral Systems family of products. ISE Limited, in Gateshead, United Kingdom, provides antenna systems and network integration capabilities to address telemetry, tracking, and control and earth systems integration for antenna and network systems and broadcast antenna and network systems in the global markets.

Products Group —This segment provides commercially available products to address the satellite and airborne platform ground system infrastructure market. It is our largest segment in terms of revenue. It consists of the following wholly-owned subsidiaries:

•                  Real Time Logic, Inc. (“RT Logic”): RT Logic designs and builds innovative, cost effective satellite ground system signal processing systems under the Telemetrix ® brand, primarily for military applications. This equipment is used in satellite tracking stations, control centers, spacecraft factories, and military range operations. RT Logic also markets our satID product line. satID products are used to geolocate the source of satellite interference, jamming, and unauthorized use to ensure quality of satellite service.

•                  Lumistar, Inc. (“Lumistar”): Lumistar is a wholly-owned subsidiary of RT Logic and provides system level and board level telemetry products for airborne communications systems.

•                  SAT Corporation (“SAT”): SAT offers a range of software products and turnkey systems for monitoring and detecting signal interference on satellite signals and terrestrial communications.

•                  Newpoint Technologies (“Newpoint”): Newpoint offers an integrated suite of monitor and control and network management products for managing communications infrastructure, remote sites, and portable terminals—including satellite, terrestrial, internet, and broadcast customers.

•                  Integral Systems SATCOM Solutions (“SATCOM Solutions”): SATCOM Solutions incorporates the operations of CVG, Incorporated and its subsidiary Avtec Systems, Inc. (together, “CVG-Avtec”) and the assets of Sophia Wireless, Inc. (“Sophia Wireless”), which were acquired on March 5, 2010 and April 27, 2010, respectively. SATCOM Solutions provides secure, satellite-based communication solutions to government and commercial markets and offers integrated ground systems infrastructure solutions for satellite communications, payload data processing, simulation and testing for military, intelligence, government, and commercial programs worldwide.

Our structure allows us to address a wide variety of customer needs from complete turnkey installations to targeted technology insertions into existing systems. This provides us with the ability to capture margins at each point in the value chain—from products to solutions—driving a consolidated margin that we believe is higher than traditional system integrators. Please see “Item 8. Financial Statements and Supplementary Data” for additional information on our business segments.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

We earn revenue both as a prime contractor and a subcontractor from sales of our products and services through contracts funded by the U.S. Government as well as commercial and international organizations. During the years ended September 24, 2010, September 25, 2009, and September 30, 2008, approximately 72%, 79%, and 82%, respectively, of our revenue was from government services, primarily the United States Air Force and other U.S. government agencies. The remaining revenue is from commercial products and services.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

We have intercompany sales between our three segments, which are recorded at amounts that approximate market values, which are eliminated in the consolidated operating results. Summarized financial information by business segment is as follows:

	Year Ended
	September 24, 2010	September 25, 2009	September 30, 2008 (1)
	(in thousands)
Revenue:
Military & Intelligence	$64,132	$79,457	$79,144
Civil & Commercial	24,680	21,618	20,316
Product Group	97,353	68,848	71,209
Elimination of intersegment sales	(8,270)	(9,990)	(10,499)
Total revenue	$177,895	$159,933	$160,170
Operating income (loss):
Military & Intelligence	$(188)	$(3,617)	$6,185
Civil & Commercial	643	(82)	2,557
Product Group	(1,940)	3,802	16,354
Total operating income	$(1,485)	$103	$25,096
Other income (expense), net	(1,211)	(31)	211
Income (loss) before income tax	(2,696)	72	25,307
Provision (benefit) for income tax	(300)	(1,033)	7,133
Net income (loss)	$(2,396)	$1,105	$18,174
Depreciation and Amortization:
Military & Intelligence	$1,198	$1,894	$1,199
Civil & Commercial	429	213	176
Product Group	5,518	2,212	1,194
Total depreciation and amortization	$7,145	$4,319	$2,569
Revenue by Geographic Location:
United States	$157,122	$141,359	$149,433
International	20,773	18,574	10,737
Total Revenue	$177,895	$159,933	$160,170
Other long-lived assets (2)
Military & Intelligence	$110	$54
Civil & Commercial	552	513
Products Group	5,436	2,175
Unallocated Corporate	17,276	17,626
Total other long-lived assets	$23,374	$20,368
Goodwill
Products Group	71,834	54,113
Total goodwill	$71,834	$54,113

(1)   We identified and recorded adjustments related to prior periods that decreased cost of revenues and increased selling, general and administrative expense by $0.8 million per quarter relating to the third and fourth quarters of fiscal 2008. We have concluded that these corrections are immaterial to the 2008 financial statements. These reclassifications did not impact net income or net income per share.

(2)   Other long-lived assets include property and equipment.

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

	September 24, 2010	Fiscal Year Ended September 25, 2009	September 30, 2008
	(in thousands)
Capital Expenditures:
Military & Intelligence	$104	$—	$1,502
Civil & Commercial	195	328	3
Products Group	3,087	1,592	1,232
Unallocated Corporate	2,594	10,232	1,984
Total Capital Expenditures	$5,980	$12,152	$4,721
Intangible Asset additions:
Goodwill	$17,721	$2,699	$—
Other intangible assets	18,110	7,260	—
Total intangible asset additions	$35,831	$9,959	$—

Asset information for our segments at September 24, 2010 and September 25, 2009 is shown in the following table:

	Fiscal Year Ended September 24, 2010	Fiscal Year Ended September 25, 2009
	(in thousands)
Total Assets:
Military & Intelligence	$35,951	$43,055
Civil & Commercial	6,774	7,706
Products Group	145,980	89,932
Unallocated Corporate	29,116	37,631
Total Assets	$217,821	$178,324

15.     Quarterly Financial Data (unaudited)

The following tables contain selected unaudited Consolidated Statement of Operations data for each quarter of Fiscal Years 2010 and 2009.

	Year Ended September 24, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	As restated (1)	As restated (1)
	(in thousands, except per share amounts)
Revenue	$37,726	$40,306	$44,351	$55,512	$177,895
Gross profit	15,781	18,157	13,237	21,431	68,606
Income from Operations	2,029	311	(5,049)	1,224	(1,485)
Net Income	1,221	130	(3,801)	54	(2,396)
Earnings per share—basic	$0.07	$0.01	$(0.22)	$0.00	$(0.14)
Earnings per share—diluted	$0.07	$0.01	$(0.22)	$0.00	$(0.14)
Weighted average common and equivalent shares outstanding:
Basic	17,393	17,436	17,554	17,606	17,498
Diluted	17,395	17,453	17,554	17,606	17,498

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended September 24, 2010, September 25, 2009, and September 30, 2008

(1)   Certain amounts pertaining to Fiscal Year 2010 that were previously reported for the six months ended March 26, 2010 have been reclassified to conform to the presentation for the three months ended June 25, 2010, and these reclassifications are reflected in the results for Fiscal Year 2010. These reclassifications consist of the presentation of costs associated with development, enhancement, and support of our licensed EPOCH Integrated Product Suite, costs associated with our idle and unoccupied facility space, and overhead expenses. The research and development expenses incurred in the development of new products for our EPOCH Integrated Product Suite are now being classified as selling, general, and administrative expense. Costs associated with our idle and unoccupied facilities in Lanham, Maryland and unoccupied space in our Columbia, Maryland facility are now being classified as selling, general, and administrative expense. A portion of our overhead expenses is now being allocated to selling, general, and administrative expense to be consistent with standard United States government contract accounting practices. All of these costs were previously included in cost of revenue. The total amount of costs reclassified to selling, general, and administrative expense was $3.1 million relating to the six months ended March 26, 2010. In addition to these changes, we also modified the allocation of selling, general, and administrative expense incurred by our corporate support functions to our three segments to align with standard United States government contract accounting practices. These reclassifications did not impact revenue, income from operations, net income, or earnings per share for the six months ended March 26, 2010. These reclassifications are reflected in the results for the first and second quarters of Fiscal Year 2010 presented above. We did not reclassify any amounts classified as cost of revenues in our previously reported results pertaining to Fiscal Year 2009 as management’s measure of gross profit during Fiscal Year 2009 included the costs that are reclassified for Fiscal Year 2010.

	Year Ended September 25, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands, except per share amounts)
Revenue	$38,470	$42,768	$39,783	$38,912	$159,933
Gross profit	14,249	17,196	9,673	12,666	53,784
Income from Operations	1,300	4,244	(3,822)	(1,619)	103
Net Income	1,025	2,645	(1,488)	(1,077)	1,105
Earnings per share—basic	$0.06	$0.15	$(0.09)	$(0.06)	$0.06
Earnings per share—diluted	$0.06	$0.15	$(0.09)	$(0.06)	$0.06
Weighted average common and equivalent shares outstanding:
Basic	17,266	17,298	17,329	17,360	17,317
Diluted	17,441	17,333	17,329	17,361	17,370